EXHIBIT 99.1

Plug Power Announces 2008 Fourth Quarter and Year-End Financial Results

      *  Company Achieves All Milestone Objectives in 2008

      *  2009 Milestones are Set

LATHAM, N.Y., March 16, 2009 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today provided a progress update and reported its financial results for the fourth quarter and full-year 2008.

2008 Milestones

Plug Power accomplished three milestones set in August 2008 by newly seated CEO, Andy Marsh:

   * Secure 150 to 200 GenDrive(tm) orders
   * Secure 50 GenCore(r) orders
   * Contain net cash used for operating expenses to $55-$60
     million for the full year

Plug Power received orders for 358 GenDrive systems in 2008. As announced on December 11th, Central Grocers' order for 220 units constituted the largest order received last quarter. The Company also received a total of 109 orders for GenCore systems in 2008; 52 orders were placed between July 1, 2008 and December 31, 2008. Net cash used for operating expenses was $56.6 million during the year.

"As evidenced by these milestone successes, despite ongoing economic pressures, Plug Power continues to lead the fuel cell industry by understanding market trends and satisfying customer requirements," said Andy Marsh.

2009 Milestones

Building on the success from 2008, Plug Power has issued the following milestones for 2009:

    * Secure 500 unit orders
    * Contain net cash used for operating expenses to the range of $33-$37 million for the full year
    * Release GenDrive(tm) class 2 product in the fourth quarter, broadening the GenDrive product portfolio
    * Announce path and timeline to profitability

These milestones will be updated quarterly with Plug Power's financial results.

"Plug Power's dedicated employees remain focused on the tasks ahead in 2009," continued Marsh. "I'm confident that the aggressive milestones set will be met head on, only further demonstrating Plug Power's commitment to building a profitable company."

Financial Results

Revenue for the fourth quarter of 2008 and year ended December 31, 2008, was $5.3 million and $17.9 million, respectively. This compares with revenue in the same periods in 2007 of $5.1 million and $16.3 million, representing a 10% increase year over year.

Net loss for the fourth quarter of 2008 was $64.3 million, or $0.69 per share on a basic and diluted basis. This is compared with $17.5 million, or $0.20 per share, for the fourth quarter of 2007. The net loss on a basic and diluted basis for the fourth quarter of 2008 is inclusive of a $45.8 million goodwill impairment charge, $1.9 million in accelerated stock compensation and $6.3 million in restructuring charges. For the full year, net loss was $121.7 million, or $1.36 per share, compared with $60.6 million, or $0.69 per share, in 2007.

Product Orders, Shipments and Backlog

There were 293 GenDrive orders in the fourth quarter of 2008 and 358 orders for the full year. GenCore orders for the same timeframe were 41 and 109, respectively.

GenCore, GenDrive and GenSys(r) products shipments in the fourth quarter totaled 71 units. For the full year 283 units were shipped, compared with 235 unit shipments in 2007.

Total product backlog at December 31, 2008, was 481 units.

Revenue

Product and service revenue was $1.4 million for the fourth quarter of 2008, while research and development (R&D) contract revenue contributed $3.9 million to the quarter's total. These amounts compare to $0.7 million of product and service revenue and $4.4 million of R&D contract revenue for the fourth quarter of 2007. For the year, total revenue of $17.9 million represented a $1.6 million or 10% increase over the prior year. Product and service revenue was $4.7 million and R&D contract revenue was $13.2 million in 2008 compared with product and service revenue of $3.1 million and R&D contract revenue of $13.2 million in 2007.

Deferred product and service revenue at December 31, 2008 was $5.4 million, an increase of $2.1 million over December 31, 2007. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Accordingly, Plug Power expects to recognize the deferred product and services revenue over future periods as service commitments are fulfilled.

Operational Results

Total cost of revenue for the fourth quarter was $12.1 million, comprised of $5.1 million for product and service cost of revenue and $7.0 million for R&D contract cost of revenue. These amounts compare to $7.8 million in the fourth quarter of 2007, which was comprised of $1.3 million of cost of product and service revenue and $6.5 million of cost of R&D contract revenue.

For the full year, product and service cost of revenue was $11.4 million, a $2.0 million increase over 2007, and R&D contract cost of revenue was $21.5 million, a $2.5 million increase over 2007. These increases resulted primarily from a 20% increase in shipped units, service costs on the larger installed base, and a higher percentage of cost sharing on R&D contract programs in 2008.

R&D expenses for the fourth quarter and full-year 2008 were $8.4 million and $35.0 million, respectively, compared to fourth quarter and full-year 2007 amounts of $11.8 million and $39.2 million, respectively.

Selling, general and administrative (SG&A) expenses were $8.7 million for the fourth quarter of 2008 and $28.3 million for the full year 2008 compared with $5.1 million for the fourth quarter of 2007 and $19.3 million for the full year 2007.

The fourth quarter of 2008 included nonrecurring charges of $45.8 million associated with a goodwill impairment charge, $6.3 million in restructuring charges and $1.9 million in accelerated stock compensation as a result of Smart Hydrogen's sale of 395,000 Class B shares to a Russian utility, OGK-3, converting the Class B shares to 39,500,000 common shares.

Cash and Liquidity

Net cash used in operating activities for the fourth quarter ended December 31, 2008, was $13.9 million and $56.6 million for the full year, achieving our stated milestone of $55-60 million. On December 31, 2008, Plug Power had cash, cash equivalents and available-for-sale securities of $104.7 million and net working capital of $86.2 million, compared with $165.7 million and $163.9 million, respectively, at December 31, 2007. Plug Power also used $177 thousand for capital expenditures in the fourth quarter of 2008 and $1.4 million for the full year.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (EDT) to review the company's results for the 2008 fourth quarter and 2008 full-year. Interested parties are invited to listen to the conference call by calling 877.407.8291, or 201.689.8345 for international participants.

The webcast can be accessed by going to the Investors section of the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the Presentations page. A playback of the call will be available online for a period following the call.

About Plug Power

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive, continuous and backup power products for material handling, telecommunications, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plan. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges or less cost savings; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

 Plug Power Inc.
 Financial Highlights

 Balance Sheets (Dollars in thousands):
 --------------------------------------
 (unaudited)

                                        Dec. 31, 2008   Dec. 31, 2007
                                        -------------   -------------
 Assets
 Current assets:
   Cash and cash equivalents                $  80,845       $  12,077
   Trading securities - auction rate
    debt securities                            52,651              --
   Available-for-sale securities               23,844         153,624
   Accounts receivable                          2,151           4,608
   Inventory                                    6,264           5,787
   Prepaid expenses and other current
    assets                                      2,351           2,721
                                            ---------       ---------

     Total current assets                     168,106         178,817

 Property, plant and equipment, net            17,770          21,065
 Auction rate debt securities
  repurchase agreement                         10,224              --
 Goodwill and intangible assets                12,843          68,379
 Other assets                                     169             131

                                            ---------       ---------
     Total assets                           $ 209,112       $ 268,392
                                            =========       =========

 Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                         $   3,275       $   4,637
   Accrued expenses                             9,945           5,510
   Borrowings under line of credit             62,875              --
   Deferred revenue                             5,426           3,341
   Other current liabilities                      414           1,423
                                            ---------       ---------

     Total current liabilities                 81,935          14,911

   Other liabilities                            1,313           4,580
                                            ---------       ---------

     Total liabilities                         83,248          19,491

  Stockholders' equity                        125,864         248,901

                                            ---------       ---------
     Total liabilities and
      stockholders' equity                  $ 209,112       $ 268,392
                                            =========       =========

 Statements of Operations (Dollars in thousands):
 ------------------------------------------------
 (unaudited)

                         Three months ended     Twelve months ended
                             December 31,            December 31,
                       ----------------------  ----------------------
                          2008        2007        2008        2007
                       ----------  ----------  ----------  ----------
 Revenue
   Product and
    service revenue    $    1,416  $      745  $    4,667  $    3,082
   Research and
    development
    contract revenue        3,862       4,354      13,234      13,189
                       ----------  ----------  ----------  ----------
     Total revenue          5,278       5,099      17,901      16,271

 Cost of revenue and
  expenses
   Cost of product and
    service revenue         5,143       1,369      11,442       9,399
   Cost of research and
    development
    contract revenue        6,979       6,470      21,505      19,045
   Research and
    development expense     8,390      11,772      34,987      39,219
   Selling, general
    and administrative
    expense                 8,696       5,121      28,333      19,323
   Goodwill impairment
    charge                 45,843          --      45,843          --
   Amortization of
    intangible assets         514         586       2,225       1,614
                       ----------  ----------  ----------  ----------

     Operating loss       (70,287)    (20,219)   (126,434)    (72,329)

 Interest and other
  income and net
  realized gains
  from the sale of
  available-for-sale
  securities                  497       3,061       5,135      12,338
 Gain on auction rate
  debt securities
  repurchase agreement     10,224          --      10,224          --
 Impairment loss on
  available-for-sale
  securities               (4,942)         --     (10,224)         --
 Interest and other
  expense and foreign
  currency gain (loss)        213        (326)       (401)       (580)
                       ----------  ----------  ----------  ----------

     Net loss          $  (64,295) $  (17,484) $ (121,700) $  (60,571)
                       ==========  ==========  ==========  ==========

 Loss per share:
  Basic and diluted    $    (0.69) $    (0.20) $    (1.36) $    (0.69)
                       ==========  ==========  ==========  ==========

 Weighted average
  number of
  common shares
  outstanding          93,120,231  87,857,110  89,383,480  87,341,717
                       ==========  ==========  ==========  ==========

CONTACT:  Plug Power Inc.
          Media Contact:
          Katrina Fritz Intwala
            (518) 782-7700, ext. 1360
          Investor Contact:
          Cathy Yudzevich
            (518) 782-7700, ext. 1448